EXHIBIT 10.1

                         CONSULTING/EMPLOYMENT AGREEMENT

This agreement is made as of August 25, 2003, by and between Instapay Systems, a Utah Corporation (Instapay), and Harry Hargens ("Hargens"), an individual residing in Hampton, GA.

Whereas, Instapay is acquiring Kryptosima LLC ("Kryptosima"), a Georgia limited liability company, and will operate it as a wholly owned subsidiary; and,

Whereas, Hargens founded Kryptosima and has been its President since its inception, and has extensive knowledge & experience in the payment processing industry InstaPay and Kryptosima are now focused on, Instapay's board feels that it is in InstaPay's best interests to retain Hargens as President and CEO of InstaPay and Kryptosima, and a Director of InstaPay; and,

Whereas, InstaPay named Hargens as a director, President and CEO in March 2003 in anticipation of finalizing the Kryptosima acquisition, and the parties now wish to put in place this written employment agreement to replace any previous understandings verbal or written;

Therefore, the parties agree as follows:


Position; scope & authority:
Hargens is hereby retained as President and CEO of InstaPay and its Kryptosima subsidiary, both referred to below as "the company" for brevity. As President of the company, Hargens shall have full authority to conduct and manage the company's business, including but not limited to the authority to make contracts with customers and vendors, open and operate bank accounts, hire and fire employees, etc. Hargens shall operate the company in such a way as to continue to pursue the business strategy Kryptosima has followed to date, to develop a payment processing business focused on new payment methods for Internet merchants.

Hargens shall operate the company in a manner consistent with the budgets presented to the board from time to time, and shall seek board approval for any unbudgeted item exceeding $2,000, and any individual expense item that exceeds budgeted amounts by more than 10%. All back data for unbudgeted items, shall be provided to the company's accountant, Mr. Thomas Hough on a weekly basis along with standard weekly expenditures. It is understood that certain vendors (e.g. patent attorneys) are budgeted based on an "average" basis but the actual flow of invoices is irregular, and approval will not be needed to pay such invoices as long as the moving average stays in-line with the long-term (quarterly or semi-annual) expense projections for that vendor. It is also understood that 1) Hargens has presented an "ideal" budget that would fully fund the company for rapid growth, 2) at no time in the past 8 months has sufficient capital been available to spend at this level, 3) it is impossible to be certain of the timing and amount of future capital infusions, and 4) the company has in effect operated for many months with almost zero cash on hand, i.e. no margin for error or surprises; as a result of these factors, Hargens has been and will continue to be forced to make spending decisions on a month-by-month basis balancing needs, wants, and cash available. Hargens shall report to the board quarterly on cash flow for the past quarter, revenue and expense projections for the upcoming quarter, etc. In between such quarterly reports, Hargens shall stay in close communication with the chairman R. Bruce Harris, and shall notify Harris and the entire board if an unexpected shortfall in capital raising or an unexpected expense have a material negative effect on operations.

The budget presented includes capital expenditures of $55,000 during the first 12 months of full operations.

The recent hardware failure also emphasized the fact that, in order to have a highly reliable system to provide the payENKRYPT service to customers 24X365 with minimal interruption (a very firm customer requirement), and in order to do development without interrupting operations, redundant servers are needed. We currently do not have redundant servers. Adding redundant servers would involve an additional expenditure of approx. $13,000 plus tax and freight. If capital can continue to be raised at the current rate (approx. $60k/month), it is believed that the expense to acquire these servers, again via lease, can and must be incurred in September. It is understood that any reasonable action by Hargens regarding this is approved, with the appropriate documentation provided to the Board and Mr. Hough the internal accounting control for the Board of Directors.

The budget and business plan presented also make it clear that an inventory of PIN pads is required, otherwise no revenue can be generated. With the boards knowledge and approval Hargens has placed an order for 2,000 units for delivery in November/December. If the company is successful in signing customers over the next few months, even more units than this will be needed quickly, and the lead-time from PO to delivery is 2-3 months. Both parties acknowledge that there is currently insufficient capital on-hand to pay for the 2,000 PIN pads that have been ordered, so this is a difficult and crucial situation that Hargens will manage closely on a month-to-month basis and keep the board informed.


Tax Status:
Hargens shall initially provide his services on a consulting basis (1099). Payments for Hargens' services shall be made to Hargens' consulting firm, "Tradewinds Technologies LLC". At such time as the company may establish a regular payroll, Hargens shall have the option of converting his tax status from consultant (1099) to employee (W2).

Compensation:
Hargens monthly compensation shall initially be $10,000 per month, to be paid on the 1st of each month in cash.

In addition to his monthly compensation, Beginning in 2004 Hargens shall be paid a quarterly bonus within 15 days of the end of each quarter. The bonus amount will be based upon the company's transaction processing revenues for that quarter (i.e. equipment sales not included), according to the formula set forth below.

1/4% of total revenue, plus 1% of any transaction processing revenue exceeding the "bonus goal" for that quarter. Goals for 2004 will be; Q1 $80k, Q2 $150k, Q3 $270k, Q4 $400k. Goals for future years will be negotiated between the parties and approved by InstaPay's board in advance of each year.

Signing Bonus:
As a performance incentive and an incentive to sign this agreement, Hargens is hereby awarded options to acquire 200,000 shares of Instapay stock (IPYS) at $1.50 per share. These options shall be fully vested immediately upon the execution of this agreement, may be exercised all at once or partially from time to time, shall not expire as a result of any expiration or termination of this agreement, but shall expire if not exercised within three (3) years of the signing of this agreement.


Term and Termination:
This agreement shall have an initial term of one year, and thereafter automatically renew for one-year periods, unless either party gives the other 60 days written notice of intent not to renew. The company shall have no right to terminate this agreement for any reason, unless it pays Hargens an up-front cash severance equal to compensation for 6 months. "Up-front" shall be defined as payment in advance of, or on the effective day of, any termination. This severance payment shall include Hargens then-current base compensation for 6 months (initially $60,000) plus a good faith estimate of the bonus compensation that would have been earned during the next 6 months, including any partial quarter. InstaPay may elect to pay up to 1/2 of this severance in IPYS stock, also to be paid up-front. In the case that InstaPay elects to pay some portion of the severance in stock, the amount of stock required to substitute for cash shall be calculated based upon issuing stock equal to 105% of the cash equivalent with the stock valuation based on 15 days average bid price if free-trading stock, or 160% if 1-year restricted stock.

Provided however that Hargens and InstaPay (for this paragraph only, "InstaPay" taken to mean any and all other InstaPay offices and directors) both agree to conform to reasonable standards of conduct and ethics, and not intentionally or knowingly act in any way that would harm the other's reputation. In the case that either party has reason to believe that the other has acted contrary to this, it shall notify the other party in writing asking that it explain and/or amend its behavior. Upon continuing actions that are unexplained after 15 days and appear egregiously contrary to reasonable standards of conduct or ethics, then the aggrieved party shall have the right to terminate this agreement by 10 days written notice. Regardless of which party terminates this agreement, upon notice of termination all compensation due to Hargens to-date shall immediately become due and payable, and Hargens shall have a right to take such compensation and/or obtain any needed court order(s) or judgement(s) without objection from InstaPay to take such compensation from InstaPay and/or any subsidiary or affiliate company. If Hargens shall have reason to believe that such termination was unreasonable, he shall not be barred from pursuing in court a claim for severance pay as set forth in the previous paragraph. In the case of judgement in Hargens favor, InstaPay shall not have the right to substitute stock for cash as outline in the previous paragraph to settle the amount due.


Right to Acquire:
Should Instapay decide to discontinue or abandon the Kryptosima business unit, Instapay shall offer Hargens the opportunity to purchase that business unit back from InstaPay for a reasonable amount that the parties shall negotiate in good faith.

Indemnification:
InstaPay shall indemnify Hargens to the fullest extent permitted by law if he is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a "CLAIM") by reason of (or arising in part out of) any event or occurrence related to the fact that Hargens is or was a director, officer, employee, agent or fiduciary of InstaPay or Kryptosima, against any and all expenses (including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement of such Claim and any federal, state, local or foreign taxes imposed on Hargens (collectively, hereinafter "EXPENSES"), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the company as soon as practicable but in any event no later than twenty days after written demand by Hargens is presented to the company. This indemnification shall survive any expiration or termination of this agreement.

Hargens shall indemnify InstaPay from losses that occur as a result of losing any lawsuit brought against the company solely as a result of any illegal action taken by Hargens that was knowingly and intentionally illegal, and taken without the board's knowledge. The board shall be deemed to have had knowledge of any action that any or all members were notified of via email. At the time that any such lawsuit is brought, Hargen's total liability as a result of any such indemnification shall be limited to the amount of cash compensation received from the company subsequent to the alleged illegal action, or received from the company during the past 12 months, whichever is less. At such time as the company obtains Directors and Officers insurance, this paragraph shall become null and void. This indemnification shall be in effect only if the company vigorously defends against any lawsuit brought, using company funds, and Hargens is allowed to take a key role in directing such defense with Board approval. Hargens shall not be required to indemnify the company or be held liable for any amount regarding any lawsuit that is brought if 1) Hargens declares in writing to the company that he believes the lawsuit without merit, and 2) judgement against the company is entered because the company had insufficient funds to mount an adequate defense. This indemnification shall expire upon expiration or termination of this agreement.


Miscellaneous:
In the event of a dispute regarding this agreement, the parties submit to the jurisdiction of, and this Agreement shall be governed by the State and Federal laws applicable in the State of California, USA. Venue for any action arising out of this agreement shall be in a state court of competent jurisdiction governing Caifornia, USA. The prevailing party in any such action shall be entitled to the recovery of its reasonable attorney's fees, costs, and expenses.

Neither party shall, by the mere lapse of time, without giving notice or taking other action, be deemed to have waived any of their rights under this Agreement. No waiver of a breach of this Agreement shall constitute a waiver of any prior or subsequent breach of this Agreement.

This agreement constitutes the parties' entire understanding re the subject matter of this agreement, superceding all prior agreements and understandings in their entirety.

This agreement shall be construed equally against the parties regardless of who is more responsible for its preparation.

If there is a conflict between any part of this agreement and any present or future law, this agreement shall be curtailed only to the extent necessary to bring it within the requirements of that law.

This Agreement may only be modified by a written agreement signed by each party.

All notices given in connection with this Agreement shall be in writing and deemed received forty-eight (48) hours after deposit in the first class United States mail, postage prepaid, return receipt requested; or if given by other means, upon actual receipt. Notices shall be delivered to the appropriate party at its address set forth in this Agreement.

If to Hargens:
Kryptosima
Attn: Harry Hargens
98 Shoreline Way
Hampton, GA 30228

If to InstaPay:
InstaPay Board of Directors
Attn: R. Bruce Harris, Chairman
419 Main Street
Huntington Beach, CA 92648


-----------------------------------------
Bruce Harris - Chairman, Instapay Systems
For the Company and the Board


-----------------------------------------
Harry Hargens
For himself